Exhibit 99.1

FOR IMMEDIATE RELEASE

VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2020 SECOND QUARTER FINANCIAL RESULTS

ORLANDO, Fla., October 10, 2019 – VOXX International Corporation (NASDAQ: VOXX), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, today announced financial results for its Fiscal 2020 second quarter ended August 31, 2019.

Pat Lavelle, President and Chief Executive Officer of VOXX International stated, “We are continuing to realign our operations to put VOXX in a position where more sustainable profitability will be achieved. While we do have some near-term headwinds with respect to the Automotive market, especially given the timing of new vehicle launches, we are very optimistic about our position as we’ve been awarded new OEM, rear-seat entertainment programs which will create incremental business beginning in late Fiscal 2021 and significant volume in the years that follow. Premium audio products continue to be well-received and we have expanded distribution. While consumer accessory product sales are down, this was expected due to our SKU rationalization programs and we outperformed our internal projections through the first half of the fiscal year. This past quarter, we launched new products in our biometrics segment; were awarded a new program in the healthcare industry; and are nearing completion of testing with other potential partners. Overall, operating losses declined through the first half of the year; we expect to be profitable in the second half of the year; and our balance sheet remains very strong. There are a lot of positive developments at VOXX and our outlook is improving.”

Fiscal 2020 and Fiscal 2019 Second Quarter Financial Comparisons

Effective March 1, 2019, the Company changed its reporting structure to include the results of operations for the following three reporting segments: 1) Automotive Electronics, which includes the Company’s OEM and aftermarket automotive business; 2) Consumer Electronics, which includes the former Premium Audio segment and the former Consumer Accessories segment, less EyeLock, LLC, and; 3) Biometrics, a newly formed segment which includes the results of EyeLock, LLC, the Company’s majority-owned investment.

Net sales for the Fiscal 2020 second quarter ended August 31, 2019 were $90.2 million, as compared to $108.9 million in the Fiscal 2019 second quarter, a decline of $18.6 million.

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The Automotive Electronics segment had net sales of $26.8 million in the Fiscal 2020 second quarter, as compared to $40.0 million in the comparable year-ago period, a decline of $13.2 million. The year-over-year decline was primarily related to lower OEM sales due to both launch delays for certain vehicle models and lower year-over-year volume due to programs that began in the prior fiscal year period. Additionally, sales of aftermarket satellite radio and headrest products declined as compared to the prior year, a result of an increase in standard factory-equipped vehicles with these options. Offsetting these declines were higher sales of certain aftermarket safety and security products, as compared to the prior fiscal year period.

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The Consumer Electronics segment had net sales of $63.0 million in the Fiscal 2020 second quarter, as compared to $68.3 million in the comparable year-ago period, a decline of $5.3 million. The year-over-year decline was primarily related to the elimination of certain products as part of the Company’s SKU rationalization program, as well as lower year-over-year sales of select consumer accessory products, both domestically and in Europe. Offsetting these declines were higher sales of premium mobility and premium wireless and Bluetooth speakers related to the launch of new lines of soundbars and wireless earbuds; increased distribution for premium commercial speakers; higher sales of reception and karaoke products; and higher sales of activity bands related to the Company’s distribution agreement in support of the Motion program.

VOXX International Reports its Fiscal 2020 Second Quarter Results

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The Biometrics segment had net sales of $0.3 million, as compared to $0.2 million in the comparable year-ago period. Driving the year-over-year increase were higher sales of the Company’s Nano NXT perimeter access product and new sales of the EXT outdoor perimeter access product which was launched during the Fiscal 2020 second quarter.

The gross margin in the Company’s Fiscal 2020 second quarter was 26.3%, representing a 220-basis point decline, as compared to the Fiscal 2019 second quarter.

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Automotive Electronics segment gross margins of 20.8% declined by 440 basis points compared to the prior year-ago period, due primarily to lower sales of higher margin OEM products, as well as the lower absorption of fixed overhead costs in the Fiscal 2020 second quarter, as compared to the Fiscal 2019 second quarter. Additionally, lower aftermarket headrest product sales, which typically generate higher gross margins for the segment, contributed to the decline, as did the impact of tariffs. To help offset the impact of tariffs, production of certain products was relocated to other countries. Higher sales of certain aftermarket security products helped offset the gross margin decline, as did lower sales of satellite radio products.

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Consumer Electronics segment gross margins of 29.0% declined by 110 basis points compared to the prior year-ago period. The primary drivers for the decline were lower sales of products with typically higher gross margins, such as hook-up, remotes and the Project Nursery product line, as well as lower European sales and higher warehousing costs in Europe. Gross margins were also impacted by tariff increases and the Company transitioned production of certain product lines to other countries. Offsetting these declines were increased sales of select higher margin premium audio products, including premium wireless and Bluetooth speakers, mobility products, commercial speakers, and karaoke products.

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Biometrics segment gross margins of (22.4)% declined by 767 basis points compared to the prior year-ago period. The decline was primarily due to the sale of certain fully reserved inventory, which resulted in the release of inventory reserves and contributed to higher margins in the Fiscal 2019 second quarter. The Company also provided select products to companies that it is working with to complete testing and evaluation, which adversely impacted gross margins for the Fiscal 2020 second quarter.

Total operating expenses in the Fiscal 2020 second quarter were $31.5 million, as compared to $42.5 million in the comparable year-ago period, a decline of $11.0 million or 25.9%.

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Selling expenses of $8.7 million declined by $0.9 million or 9.4%, as compared to the Fiscal 2019 second quarter, primarily related to lower commissions, advertising costs and display amortization expenses, offset by salary increases related to the Company’s realignment initiatives, as well as additional hires at the Klipsch subsidiary.

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General and administrative (“G&A”) expenses of $17.8 million increased by $0.7 million or 4.4%, as compared to the Fiscal 2019 second quarter. The primary driver of the increase was related to the grant of 200,000 common shares to the Company’s Chief Executive Officer in conjunction with his employment agreement. Excluding this, G&A expenses were down modestly when comparing the Fiscal 2020 and Fiscal 2019 second quarters.

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Engineering and technical support expenses of $5.0 million declined by $1.0 million or 17.1%, as compared to the Fiscal 2019 second quarter. The decline was primarily related to lower research and development spending related to projects that were completed, as well as the movement of certain projects utilizing outside contractors to in-house employees at EyeLock. This was partially offset by higher research and development expenses related to the start of new projects; higher certification fees for new products under development; as well as higher customer reimbursement payments, compared to the prior Fiscal 2019 period.

VOXX International Reports its Fiscal 2020 Second Quarter Results

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In the Fiscal 2019 second quarter, the Company incurred intangible asset impairment charges of $9.8 million as it re-evaluated its projections for several brands in its former Consumer Accessories and Automotive segments. As a result of this evaluation, the Company determined that several of its trademarks were impaired resulting in a total charge of $9.8 million in the Fiscal 2019 second quarter, whereas no such charges were recorded in the current fiscal year period. Excluding the intangible asset impairment charges, total operating expenses declined by $1.2 million or 3.7%.

Total other income, net for the Fiscal 2020 second quarter was $1.7 million, as compared to total other expense of $(2.7) million in the Fiscal 2019 second quarter, an increase of $4.4 million. Interest and bank charges declined by $0.2 million; equity in income of equity investee declined by $0.4 million; and other, net increased by $0.3 million. During the Fiscal 2020 second quarter, the Company recorded a $0.8 million investment gain related to the prior year sale of its investment of RxNetworks in Fiscal 2018. Additionally, during the Fiscal 2019 second quarter, the Company recorded a $3.5 million impairment related to its Venezuela investment properties.

The Company reported an operating loss of $(7.7) million in the Fiscal 2020 second quarter, as compared to an operating loss of $(11.5) million in the comparable year-ago period. Net loss attributable to VOXX International Corporation (“VOXX”) was $(6.0) million in the Fiscal 2020 second quarter, as compared to a net loss attributable to VOXX of $(20.8) million in the Fiscal 2019 second quarter. Net loss attributable to the Company’s non-controlling interest declined from $(1.7) million in the Fiscal 2019 second quarter to $(1.2) million in the Fiscal 2020 second quarter. The Company reported a basic and diluted loss per share attributable to VOXX of $(0.24) in the Fiscal 2020 second quarter, as compared to a basic and diluted loss per share attributable to VOXX of $(0.85) in the Fiscal 2019 second quarter.

The Company reported an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) loss in the Fiscal 2020 second quarter of $(0.7) million, as compared to Adjusted EBITDA of $4.3 million in the comparable Fiscal 2019 period.

Balance Sheet Update

As of August 31, 2019, the Company had cash and cash equivalents of $39.3 million, as compared to $58.2 million as of February 28, 2019. Total debt as of August 31, 2019 was $14.0 million, as compared to $17.6 million as of February 28, 2019, a decrease of $3.6 million. The Company’s total debt consists of mortgages related to its domestic and international properties and a Euro asset-based lending obligation to support its German operations. Total long-term debt as of August 31, 2019 was $7.4 million, as compared to $7.6 million as of February 28, 2019, a decrease of $0.2 million.

As announced on October 2, 2019, the Company closed on the sale of its Pulheim real estate, effective September 30, 2019, and received net proceeds of approximately $9.7 million, which will be used to pay down its Euro asset-based lending obligation and to support its German operations. The Company’s balance sheet remains strong and further improvements are anticipated in the second half of Fiscal 2020.

Conference Call and Webcast Information
VOXX International will be hosting its conference call on Friday, October 11, 2019 at 10:00 a.m. Eastern. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free: 877-303-9079; international: 970-315-0461 / conference ID: 4474677). A replay will be available on the Company’s website approximately one hour after the completion of the call.

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by

VOXX International Reports its Fiscal 2020 Second Quarter Results

GAAP. EBITDA represents net (loss) income attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, investment gains, life insurance proceeds, as well tangible and intangible asset impairment charges. Depreciation, amortization, stock-based compensation, and tangible and intangible asset impairment charges are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and Diluted Adjusted EBITDA per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to certain events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

About VOXX International Corporation

VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in many automotive and consumer electronics and accessories categories, as well as premium high-end audio. Today, VOXX International is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and most of the world’s leading automotive manufacturers. The Company has an international footprint in Europe, Asia and Latin America, and a growing portfolio, which is comprised of over 30 trusted brands. For additional information, please visit our website at www.voxxintl.com.

Safe Harbor Statement

Except for historical information contained herein, statements made in this release constitute forward-looking statements and thus may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to the: risk factors described in the Company’s annual report on Form 10-K for the fiscal year ended February 28, 2019 which was filed with the SEC on May 14, 2019, as amended on Form 10-K/A filed on May 30, 2019, and other filings made by the Company from time to time with the SEC. The factors described in such SEC filings include, without limitation: the Company's ability to realize the anticipated results of its business realignment; cybersecurity risks; risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive electronics, consumer electronics and biometrics businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations; and restrictive debt covenants.

Company Contact:
Glenn Wiener, President / GW Communications
Tel: 212-786-6011 / Email: gwiener@GWCco.com

Tables to Follow

VOXX International Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	August 31, 2019	February 28, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,294	$58,236
Accounts receivable, net	68,371	73,391
Inventory, net	114,568	102,379
Receivables from vendors	366	1,009
Prepaid expenses and other current assets	9,605	10,449
Income tax receivable	1,239	921
Total current assets	233,443	246,385
Investment securities	2,518	2,858
Equity investment	21,688	21,885
Property, plant and equipment, net	59,864	60,493
Operating lease, right of use asset	2,301	—
Goodwill	54,785	54,785
Intangible assets, net	115,769	119,449
Deferred income tax assets	78	79
Other assets	1,937	2,877
Total assets	$492,383	$508,811
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$33,844	$31,143
Accrued expenses and other current liabilities	36,352	39,129
Income taxes payable	1,099	1,349
Accrued sales incentives	10,948	13,574
Current portion of long-term debt	6,665	10,021
Total current liabilities	88,908	95,216
Long-term debt, net of debt issuance costs	5,958	5,776
Finance lease liabilities, less current portion	974	516
Operating lease liabilities, less current portion	1,762	—
Deferred compensation	2,517	2,605
Deferred income tax liabilities	4,015	5,284
Other tax liabilities	1,128	1,332
Other long-term liabilities	2,481	2,981
Total liabilities	107,743	113,710
Commitments and contingencies
Redeemable equity	1,770	—
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,306,194 and 24,106,194 shares issued and 21,929,788 and 21,938,100 shares outstanding at August 31, 2019 and February 28, 2019, respectively	244	242
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding at both August 31, 2019 and February 28, 2019	22	22
Paid-in capital	298,289	296,946
Retained earnings	141,470	148,582
Accumulated other comprehensive loss	(18,231)	(16,944)
	421,794	428,848
Less: Treasury stock, at cost, 2,376,406 and 2,168,094 shares of Class A Common Stock at August 31, 2019 and February 28, 2019, respectively	(22,159)	(21,176)
Less: Redeemable equity	(1,770)	—
Total VOXX International Corporation stockholders' equity	397,865	407,672
Non-controlling interest	(14,995)	(12,571)
Total stockholders' equity	382,870	395,101
Total liabilities, redeemable equity, and stockholders' equity	$492,383	$508,811

VOXX International Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands, except share and per share data)

	Three months ended August 31,		Six months ended August 31,
	2019	2018	2019	2018
Net sales	$90,246	$108,867	$183,700	$209,722
Cost of sales	66,477	77,804	133,922	150,982
Gross profit	23,769	31,063	49,778	58,740
Operating expenses:
Selling	8,701	9,604	18,582	20,298
General and administrative	17,782	17,038	35,207	33,150
Engineering and technical support	5,035	6,070	10,842	11,981
Intangible asset impairment charges	—	9,814	—	9,814
Total operating expenses	31,518	42,526	64,631	75,243
Operating loss	(7,749)	(11,463)	(14,853)	(16,503)
Other income (expense):
Interest and bank charges	(887)	(1,117)	(1,884)	(2,217)
Equity in income of equity investee	1,265	1,637	2,705	3,451
Investment gain	775	—	775	—
Impairment of Venezuela investment properties	—	(3,473)	—	(3,473)
Other, net	547	252	2,191	913
Total other income (expense), net	1,700	(2,701)	3,787	(1,326)
Loss before income taxes	(6,049)	(14,164)	(11,066)	(17,829)
Income tax expense (benefit)	1,115	8,338	(1,530)	7,225
Net loss	(7,164)	(22,502)	(9,536)	(25,054)
Less: net loss attributable to non-controlling interest	(1,200)	(1,699)	(2,424)	(3,312)
Net loss attributable to VOXX International Corporation	$(5,964)	$(20,803)	$(7,112)	$(21,742)
Other comprehensive (loss) income:
Foreign currency translation adjustments	(215)	(50)	(1,026)	(2,070)
Derivatives designated for hedging	(177)	50	(284)	492
Pension plan adjustments	9	1	23	37
Unrealized holding gain on available-for-sale investment securities, net of tax	—	—	—	24
Other comprehensive (loss) income, net of tax	(383)	1	(1,287)	(1,517)
Comprehensive loss attributable to VOXX International Corporation	$(6,347)	$(20,802)	$(8,399)	$(23,259)
Loss per share - basic: Attributable to VOXX International Corporation	$(0.24)	$(0.85)	$(0.29)	$(0.89)
Loss per share - diluted: Attributable to VOXX International Corporation	$(0.24)	$(0.85)	$(0.29)	$(0.89)
Weighted-average common shares outstanding (basic)	24,481,477	24,355,791	24,457,482	24,355,791
Weighted-average common shares outstanding (diluted)	24,481,477	24,355,791	24,457,482	24,355,791

Reconciliation of GAAP Net Income Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share

	Three months ended August 31,		Six months ended August 31,
	2019	2018	2019	2018
Net loss attributable to VOXX International Corporation	$(5,964)	$(20,803)	$(7,112)	$(21,742)
Adjustments:
Interest expense and bank charges (1)	766	735	1,644	1,482
Depreciation and amortization (1)	2,990	2,652	5,976	5,306
Income tax expense (benefit)	1,115	8,338	(1,530)	7,225
EBITDA	(1,093)	(9,078)	(1,022)	(7,729)
Stock-based compensation	1,186	127	1,345	234
Investment gain	(775)	—	(775)	—
Life insurance benefit	—	—	(1,000)	—
Intangible asset impairment charges	—	9,814	—	9,814
Impairment of Venezuela investment properties	—	3,473	—	3,473
Adjusted EBITDA	$(682)	$4,336	$(1,452)	$5,792
Diluted loss per common share attributable to VOXX International Corporation	$(0.24)	$(0.85)	$(0.29)	$(0.89)
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$(0.03)	$0.18	$(0.06)	$0.24

(1)

For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization, have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.